Exhibit 4.42

Dated as of August 20, 2014

TWIN STAR MAURITIUS HOLDINGS LTD (as Borrower)

and

VEDANTA RESOURCES JERSEY II LIMITED

(as Lender)

LOAN AGREEMENT

LOAN AGREEMENT made on August 20, 2014.

BETWEEN

(1)	Twin Star Mauritius Holdings Ltd, a company incorporated under the laws of Mauritius, whose registered office is at c/o CIM CORPORATE SERVICES LTD, Les Cascades Building, Edith Cavell Street Port Louis Mauritius (the Borrower) and

(2)	Vedanta Resources Jersey II Limited, a limited liability company incorporated in Jersey with its registered office at 47 Esplanade, St Helier, Jersey JEI 0BD (the Lender).

IT IS AGREED:

1.	DEFINITIONS AND INTERPRETATION

Definitions

1.1 In this Agreement, except where the context otherwise requires:

Business Day means a day on which banks in India, Jersey, and London are generally open for the transaction of business of the nature contemplated by this Agreement;

Event of Default has the meaning given to it by clause 9;

Loan means the aggregate drawings under clause 4 being a maximum aggregate principal amount of US$ 100,000,000;

Interest Rate has the meaning given to it by clause 5;

Subsidiary means, in relation to an undertaking (the holding undertaking), any other undertaking in which the holding undertaking (or persons acting on its or their behalf) for the time being directly or indirectly holds or controls either:

(a)	a majority of the voting rights exercisable at general meetings of the members of that undertaking on all, or substantially all, matters; or

(b)	the right to appoint or remove directors having a majority of the voting rights exercisable at meetings of the board of directors of that undertaking on all, or substantially all, matters,

and any undertaking which is a Subsidiary of another undertaking shall also be a Subsidiary of any further undertaking of which that other is a Subsidiary; and

Term means the period starting on the date of this Agreement and ending on 24th month anniversary or such later date as may be agreed by the parties.

Construction

1.2 References in this Agreement to “clauses” are references to clauses of this Agreement unless otherwise stated.

1.3 Headings are for ease of reference only and shall not affect the interpretation of this Agreement.

2.	LOAN

The Lender makes available to the Borrower this loan facility on the terms and subject to the conditions set out in this Agreement.

3.	PURPOSE

3.1 The Borrower may use any and all money borrowed under this Agreement for general corporate purpose and funding requirements in its sole discretion.

3.2 The Lender is not obliged to monitor or verify how any amount advanced under this Agreement is used.

4.	DRAWINGS

4.1 Subject to the provisions hereof, the Loan may be drawn in such amounts (each a drawing) and at such times during the Term as the Borrower and Lender may mutually determine provided that: (i) the outstanding principal amount of the Loan shall not exceed US$ 100,000,000 as determined in accordance with this Agreement, at any time; and (ii) all drawings must be made in US Dollars.

4.2 When the Borrower wishes to make a drawing hereunder, it will give the Lender notice in writing, including by fax (or telephone to be immediately confirmed in writing), not later than 2 p.m. on the Business Day which is 2 Business Days prior to that on which the funds are required (or such lesser period as the Lender may agree) specifying the amount of the proposed drawing, the Business Day on which it is to be made and the bank account to which payment is to be made.

4.3 Any notice under clause 4.2 above wilt be irrevocable and oblige the Borrower to borrow the amount stated on the date stated and will constitute a representation that at the date thereof the representations and warranties set out in clause 8 are true and correct as though they had been made at such date and that no Event of Default, nor any event which with the giving of notice and/or the lapse of time would be an Event of Default, has occurred.

5.	INTEREST

5.1 The aggregate outstanding amounts of the Loan from time to time will bear interest at the Interest Rate per annum from the date of the relevant drawing to the date on which it is repaid in full. Such interest shall accrue daily on the aggregate outstanding amount of the Loan from time to time on the basis of a 360-day year consisting of 12 months of 30 days each and, in the case of an incomplete month, the number of days elapsed. Unless otherwise agreed by the Lender, the Borrower shall on to the last day of the Term, pay interest on all amounts outstanding under this Agreement.

5.2 For the purpose of this Agreement, Interest Rate means LIBOR plus 301 bps.

5.3 All interest payable under this clause 5 shall be transferred in same day funds on the day such interest is payable and otherwise pursuant to clause 7 of this Agreement.

5.4 An additional interest of 1.0% p.a. above the Interest Rate would be applicable and payable by the Borrower, from the relevant date of due payment to the date on which it is repaid in full, in case of any default in payment of any principle amounts due hereunder. Such default interest shall be payable on demand.

6.	REPAYMENT

6.1 Subject to the provisions hereof, the Borrower may on giving not less than ten (10) day’s irrevocable written notice (or such shorter period as may be mutually agreed) to the Lender, and if all necessary regulatory approvals are obtained (if any) prepay without any premium or penalty all or any part of any outstanding amounts (whether of principal or interest).

6.2 Subject to clauses 6.3, 6.6,9 and 10, the Borrower shall repay the whole of the Loan then outstanding (together with all accrued interest due hereunder) on the last day of the Term.

6.3 If the Borrower shall cease to be a Subsidiary of a holding undertaking of which the Lender is also a Subsidiary, the Lender may, by notice in writing, declare that the Loan be repayable forthwith, whereupon any and all of the Lender’s obligations shall be cancelled forthwith and all amounts outstanding under this Agreement shall become immediately due and payable together with accrued interest thereon and any other amounts payable under this Agreement.

6.4 All payments due under this clause 6 shall be transferred in same day funds pursuant to clause 7 of this Agreement.

6.5 Subject to and in accordance with clause 4, the Borrower may not re-draw any amount of the Loan which has been repaid or prepaid.

6.6 The Loan/Credit Facility is a demand credit and the Borrower will repay the then unpaid principal amount of all Loans and all accrued interest thereon within 5 Business Days of a written demand by the Lender at any time, and notwithstanding any other provision of this Agreement the Lender reserves the right to demand such payment under this Agreement at any time in its sole discretion.

7.	PAYMENTS

7.1 All payments due to be made by the Borrower hereunder shall be made in US Dollars, and, in any event, shall be made not later than 3 pm (London time) on the relevant day to such bank account as the Lender may specify in writing for this purpose.

7.2 Any sum due for payment hereunder on a day which is not a Business Day will be paid on the next succeeding Business Day or, if that succeeding Business Day falls in the following calendar month, on the preceding Business Day.

7.3 The Borrower shall make all payments to be made by it without any deduction or withholding for or on account of tax (a Tax Deduction), unless a Tax Deduction is required by law. If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

8.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

8.1 The Borrower represents and warrants as follows:

(a)	all necessary corporate and other action has been taken to authorise it to enter into this Agreement and perform the transactions contemplated in it; and

(b)	no limit on the borrowing powers of the Borrower or its directors will be exceeded as a result of the disbursement of the Loan made pursuant to this Agreement, and this Agreement when accepted by the Borrower will constitute valid, binding and enforceable obligations on its part; and

(c)	No Event of Default as defined in clause 9 has occurred.

8.2 The Borrower undertakes to deliver to the Lender on the date hereof a certified copy of a resolution of the Borrower’s board of directors authorising entry into and performance of this Agreement.

9.	EVENTS OF DEFAULT:

If:

(a)	the Borrower fails to pay any amount due under this Agreement on the due date; or except for breach as a result of technical or administrative error as long as amounts paid within three (3) Business Days

(b)	the Borrower fails to observe or perform any of its obligations under this Agreement or under any undertaking or arrangements entered into in connection therewith, other than an obligation of the type referred to in clause 9(a) above and, in the case of a failure that is capable of remedy, the Lender does not determine within 21 days after the earlier of: (i) the Borrower becoming aware of such breach; and (ii) the Lender notifying the Borrower of the default and the remedy required, that it has been remedied to the Lender’s satisfaction; or

(c)	either (i) any other present or future indebtedness of the Borrower or any of its Subsidiaries for or in respect of moneys borrowed or raised becomes due and payable prior to its stated maturity (otherwise than at the option of the Borrower or such Subsidiary, as the case may be) by reason of any actual or potential default, event of default or similar event (howsoever described); or (ii) any such indebtedness is not paid when due or, as the case may be, within any applicable grace period originally provided for; or (iii) the Borrower or any of its Subsidiaries fails to pay when due (or within any applicable grace period originally provided for) any amount payable by it under any present or future guarantee for, or indemnity in respect of, any moneys borrowed or raised, provided that the aggregate amount of the relevant indebtedness, guarantees or indemnities in respect of which any one or more of the events mentioned above in this clause 9(c) has or have occurred equals or exceeds US$75,000,000 in aggregate; or

(d)	an order is made or an effective resolution passed for winding up or an administration order is made in relation to the Borrower or any of its Subsidiaries (except, in the case of a Subsidiary, a winding up for the purpose of a reconstruction or amalgamation, the terms of which have previously been approved in writing by the Lender, or a members’ voluntary winding up in connection with the transfer of all or the major part of the business, undertaking and assets of either such Subsidiary to the Borrower or another Subsidiary of the Borrower); or

(e)	the Borrower or any Subsidiary stops or threatens to stop payment generally or ceases or threatens to cease to carry on its business or a substantial part of its business (except, in the case of a Subsidiary, a cessation or threatened cessation for the purpose of a reconstruction or amalgamation, the terms of which have previously been approved in writing by the Lender, or in connection with the transfer of all or the major part of the business, undertaking and assets of any such Subsidiary to the Borrower or another Subsidiary of the Borrower); or

(f)	an encumbrancer takes possession or an administrative or other receiver is appointed of the whole or any material part of the undertaking or assets of the Borrower or any Subsidiary or if a distress, execution, or any similar proceeding is levied or enforced upon or sued out against a material part of the undertaking or assets of the Borrower or any Subsidiary and is not discharged within 28 days or such longer period as the Lender may agree; or

(g)	any kind of composition, scheme of arrangement, compromise or other similar arrangement involving the Borrower or any Subsidiary and the creditors of any of them generally (or any of such creditors) is entered into or made (except a composition, scheme of arrangement, compromise or other similar arrangement of the purpose of a reconstruction or amalgamation the terms of which have previously been approved in writing by the Lender); or

(h)	any event occurs which under the laws of any relevant jurisdiction has an analogous effect to any of the events referred to in clauses 9(d) to 9(g);

(each an Event of Default), the Lender may serve an immediate notice of default and may simultaneously declare that any and all of the obligations of the Lender hereunder be cancelled forthwith whereupon the same shall be so cancelled forthwith and all amounts outstanding under this Agreement shall become immediately due and payable whereupon they shall become so due and payable together with accrued interest thereon and any other amounts payable under this Agreement.

10.	ILLEGALITY

10.1 If any change in or introduction of any applicable law, regulation or treaty, or any change in the interpretation or application thereof, shall make it unlawful hereunder for the Lender to make available or fund or maintain the Loan, the Lender shall give notice thereof to the Borrower, whereupon the Borrower will repay all amounts outstanding under this Agreement together with accrued interest thereon and any other amounts payable to the Lender hereunder within such period as may be permitted by such law, regulation or treaty, or the change in the interpretation or application thereof, or, if no such period is stated therein, forthwith.

10.2 If any of the provisions of this Agreement becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

11.	NO SET-OFF

The Borrower waives any right of set-off, lien or counterclaim which it might have against any assets of the Lender except as expressly provided for in this Agreement

12.	CURRENCY INDEMNITY

12.1 If any sum due from the Borrower in respect of the Loan or any order or judgment given or made in relation thereto has to be converted from the currency (the first currency) in which the same is payable under this Agreement or such order or judgment into another currency (the second currency) for the purpose of (a) making or filing a claim or proof against the Borrower, (b) obtaining an order or judgment in any court or other tribunal, or (c) enforcing any order or judgment given or made in relation to the Agreement, the Borrower shall indemnify the Lender on an after tax basis, at the Lender’s request to the Borrower, against any loss suffered as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Lender may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

12.2 This indemnity constitutes a separate and independent obligation of the Borrower and shall give rise to a separate and independent cause of action.

13.	NOTICES

All notices pursuant to this Agreement shall be given in writing, addressed as indicated below or to such other address as a party may have previously designated by notice to the other. Notices shall be effective upon receipt.

If to the Borrower:

Twin Star Mauritius Holdings Ltd

C/o CIM CORPORATE SERVICES LTD

Les Cascades Building, Edith Cavell Street

Port Louis Mauritius

For the attention of: Mr Akhtar

If to the Lender:

Vedonta Resources Jersey II Limited

47 Esplanade, St Helier, Jersey JEI 0BD

For the attention of: Mr Deepak Kumar

Email: dk@vedantaresources.com

14.	GOVERNING LAW AND JURISDICTION

14.1 This Agreement and any disputes or claims arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) are governed by and construed in accordance with laws of English and Wales.

14.2 Any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims), including any question regarding the existence, scope, breach, termination or validity of this Agreement or this clause (a Dispute), shall be referred to and finally resolved by the courts of England which shall have non-exclusive jurisdiction.

15.	WAIVERS

No neglect, delay or indulgence on the part of the parties to this Agreement in enforcing any term or condition of this Agreement or any of their rights or remedies under this Agreement shall be construed as a waiver of any term or condition of this Agreement or of any of their rights or remedies under this Agreement No waiver by the Lender shall be effective unless it is in writing.

16.	VARIATION

A variation of any of the terms to this Agreement shall not be valid unless it is in writing and signed by the parties hereto.

17.	AMENDMENT AND ENFORCEMENT EXPENSES

17.1 The Borrower shall indemnify and reimburse the Lender on demand for all reasonable expenses, including fees and expenses of legal counsel, incurred in connection with (a) any Event of Default, or (b) the preservation or enforcement of any right of the Lender under this Agreement.

17.2 The Borrower shall indemnify and refund to the Lender any registration tax, stamp duty or similar tax required to be paid in any jurisdiction in connection with the execution of, or the preservation or enforcement of any rights under, this Agreement.

18.	COUNTERPARTS

This Agreement may be executed in separate counterparts and by each party separately on a separate counterpart, and each such counterpart, when so executed, shall be an original. Such counterparts shall together constitute one and the same instrument.

19.	ASSIGNMENT

This Agreement may not be assigned by any party in whole or in part without the prior written consent of the other party.

20.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of any person which exists or is available apart from that Act

21.	WHOLE AGREEMENT

21.1 This Agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any previous arrangement, understanding or agreement between them relating to the subject matter they cover.

21.2 Nothing in this clause 21 operates to limit or exclude any liability for fraud.

IN WITNESS whereof the parties have executed this Agreement the day and year first above written.

Signed by For and on behalf of Twin Star Mauritius Holdings Ltd	) ) )

Signed by For and on behalf of Vedanta Resources Jersey II Limited	) ) )